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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   3  )*
                                           -----


                     International Imaging Materials, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                 45968 C 10 8
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------                                  ---------------------
  CUSIP NO. 45968C108                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Daw, Alexander K.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Australia

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,300

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          400,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          401,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      403,300

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

   (a)  Name of Issuer:  International Imaging Materials, Inc.
        --------------

   (b)  Address of Issuer's Principal Executive Offices:  310 Commerce Drive,
        -----------------------------------------------
        Amherst, New York 14228

Item 2.

   (a)  Name of Person Filing:  Daw, Alexander K.
        ---------------------

   (b)  Address of Principal Business Office or, if none, Residence: Research
        -----------------------------------------------------------
        Laboratories of Australia, 210 Greenhill Road, Eastwood, South Australia, 5063

   (c)  Citizenship:  Australia
        -----------

   (d)  Title of Class of Securities:  Common Stock, $.01 par value
        ----------------------------

   (e)  CUSIP Number:  45968C 10 8
        ------------

Item 3. This statement is filed pursuant to Rule 13d-1(c). Items 3(a) through 3(h) are, therefore, inapplicable.

Item 4.  Ownership:  Not Applicable
         ---------

Item 5.  Ownership of Five Percent or less of a Class: This statement is being
         --------------------------------------------
         filed to report the fact that as of December 31, 1996 Alexander K. Daw has ceased to be the beneficial owner of more than five percent of the Common Stock, $.01 par value, therefore, the following [X] has been checked.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:  Not
         ---------------------------------------------------------------
          Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company: Not
         --------------------------------------------------------
         Applicable

Item 8.  Identification and Classification of Members of the Group:  Not
         ---------------------------------------------------------
         Applicable

Item 9. Notice of Dissolution of Group:  Not Applicable
        -------------------------------
Item 10. Certification:  Not Applicable
         --------------


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    2/7/97
 ---------------------------------------------
                     Date

             /s/ Michael J. Drennan
 ---------------------------------------------
                   Signature

  Michael J. Drennan, as Attorney-in-Fact for
  -------------------------------------------
                Alexander K. Daw
             -----------------------
                   Name/Title


                                  Page 4 of 4